PHOTRONICS, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended				Year Ended

	November 2, 2003	November 3, 2002			November 2, 2003		November 3, 2002

Net sales	$91,489	$90,058			$348,884		$386,871
Costs and expenses:
Cost of sales	62,090	67,386			250,687		276,451

Selling, general and administrative	13,544	14,398			56,154		57,973

Research and development	7,491	7,878			29,965		30,154

Consolidation, restructuring and related charges	-	14,500	(a)		42,000	(b)	14,500	(a)

Operating income (loss)	8,364	(14,104)	(a)		(29,922)	(b)	7,793	(a)

Other expense, net	(2,431)	(2,039)	(c)		(11,743)	(d)	(13,291)	(c)

Income (loss) before income taxes and minority interest	5,933	(16,143)	(a)	(c)	(41,665)	(b)(d)	(5,498)	(a)(c)

Income tax provision (benefit)	1,722	(7,419)	(a)	(c)	924	(b)(d)	(7,019)	(a)(c)

Income (loss) before minority interest	4,211	(8,724)	(a)	(c)	(42,589)	(b)(d)	1,521	(a)(c)

Minority interest	(1,088)	(1,584)			(5,573)		(6,378)

Net income (loss)	$3,123	$(10,308)	(a)	(c)	$(48,162)	(b)(d)	$(4,857)	(a)(c)

Earnings (loss) per share:
Basic	$0.10	$(0.32)	(a)	(c)	$(1.50)	(b)(d)	$(0.16)	(a)(c)

Diluted	$0.10	$(0.32)	(a)	(c)	$(1.50)	(b)(d)	$(0.16)	(a)(c)

Weighted average number of common shares outstanding:

Basic	32,388	32,022			32,144		31,278

Diluted	32,776	32,022			32,144		31,278

(a)

Includes consolidation charges incurred in the fourth quarter of 2002 of $14.5 million ($10.0 million after tax, or $.31 per share for the fourth quarter, $.32 per share for the year) in connection with the Company's closing its manufacturing facility in Milpitas, California and the reduction of its North American work force.

(b)

Includes consolidation charges incurred in the second quarter of 2003 of $42.0 million ($39.9 million after tax or $1.24 per diluted share) in connection with the Company's closing its manufacturing facility in Phoenix, Arizona and consolidation of the Company's North American operating infrastructure.

(c)	Includes a net gain in the fourth quarter of 2002 of $2.6 million ($1.7 million after tax, or $.05 per share) from the repurchase of a portion of the Company's 6% convertible notes.

(d)

Includes early extinguishment charge incurred in the third quarter of 2003 of $.9 million after tax or $.03 per diluted share in connection with the early redemption of the Company's 6% $62.1 million convertible notes due June 2004.

PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)

	November 2, 2003	November 3, 2003

Assets

Current assets:
Cash, cash equivalents and short-term
investments of $17,036 in 2003 and $15,148 in 2002	$231,813	$129,092
Accounts receivable	59,579	62,545
Inventories	14,329	19,948
Other current assets	34,161	37,475

Total current assets	339,882	249,060

Property, plant and equipment, net	387,977	443,860
Intangible assets, net	118,892	121,217
Other assets	18,789	18,305

	$865,540	$832,442

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$5,505	$10,649
Accounts payable	43,997	57,401
Other accrued liabilities	31,871	38,982

Total current liabilities	81,373	107,032

Long-term debt	368,307	296,785
Deferred income taxes and other liabilities	54,723	44,539
Minority interest	52,808	44,971

Shareholders' equity	308,329	339,115

	$865,540	$832,442

PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Year Ended

	November 2, 2003	November 3, 2002

Cash flows from operating activities:
Net loss	$(48,162)	$(4,857)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	85,097	83,187
Consolidation, restructuring and related charges	42,000	14,500
Changes in assets and liabilities and other	4,297	43,572

Net cash provided by operating activities	83,232	136,402

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(47,022)	(126,462)
Other	(930)	(14,268)

Net cash used in investing activities	(47,952)	(140,730)

Cash flows from financing activities:
Repayment of long-term debt, net	(86,535)	(115,174)
Proceeds from issuance of common stock	5,501	4,590
Issuance of convertible debt, net	145,170	193,237

Net cash provided by financing activities	64,136	82,653

Effect of exchange rate changes on cash flows	1,417	935

Net Increase in cash and cash equivalents	100,833	79,260
Cash and cash equivalents, beginning of year	113,944	34,684

Cash and cash equivalents, end of year	$214,777	$113,944